Exhibit (d)(n)(A)(5)
AMENDMENT NO. 5 TO
PORTFOLIO MANAGEMENT AGREEMENT
     THIS AMENDMENT effective as of this 30th day of April, 2013 is made to the Portfolio Management Agreement (the “Agreement”) made the 1st day of May 2008, as amended on June 30, 2008, April 8, 2009, January 1, 2011 and October 1, 2012, by and among J.P. Morgan Investment Management Inc., a Delaware Corporation (“Portfolio Manager”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Massachusetts Business Trust (“Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on April 30, 2013. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
     WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and
     WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the Fund;
     NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:
     1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.
     2. Section 2 is hereby amended by adding the following to the end of the first paragraph under this section:
     The Portfolio Manager is authorized to open brokerage accounts on behalf of the Portfolio in accordance with Fund procedures. The Portfolio Manager is authorized to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Fund procedures.
     3. The following is hereby added after the sentence in Section 2(a)(9):
     To the extent that the Portfolio Manager engages in transactions that require segregation of assets or other arrangements, including but not limited to, options, futures contracts, short sales or borrowing transactions, the Portfolio Manager shall segregate assets in accordance with the 1940 Act, if necessary, based upon trading strategies and positions the Portfolio Manager employs on behalf of the Portfolio, as well as to segregate assets, if necessary, in accordance with the 1934 Act and any other requirements of broker/dealers who may execute transactions for the Portfolio in connection therewith.
     4. The sentence in Section 2(i) that begins “Within 30 days....” is hereby replaced with the following:
     Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, the president, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Portfolio Manager shall certify to the Investment Adviser that (a) the Portfolio Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons from violating the Code, and that (c) except as otherwise disclosed, there have been no material violations of the Code during the immediate previous calendar quarter or, if a material violation has occurred, the substance of the material violation, whether the violation involved a portfolio of the Fund (including any of its holdings or trading), the role of the person subject to the violation with respect to the portfolio(s), and that appropriate action has been taken in response to such violation, including a description of such action or sanctions imposed.
     5. The first sentence in Section 2(q) that begins “...will provide reasonable assistance to the Fund....” is hereby replaced with the following:
     Will provide reasonable assistance to the Fund and the Fund’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act, including providing upon request notice of any regulatory exam that has occurred, and changes to business operations that may affect the services provided by Portfolio Manager under this agreement, provided that such notice will be consistent with applicable law.
     6. Section 2(r) is hereby replaced with the following:
     (r) will comply with the Fund’s policy on selective disclosure of portfolio holdings of the Fund (the “Selective Disclosure Policy”), as provided in writing to the Portfolio Manager and as may be amended from time to time. As such, the Portfolio Manager agrees not to trade on non-public portfolio holdings information of the Fund in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. The Investment Adviser and the Fund acknowledge that the Portfolio Manager manages other accounts, including other mutual funds, following the same investment strategy as the Portfolio and that such accounts may have different portfolio holdings disclosure policies. Compliance with the Policy may also include the requirement of entering into confidentiality agreements. The Portfolio Manager will provide confidentiality agreements (or descriptions of such agreements) relating to the Selective Disclosure Policy to the Investment Adviser or the Fund, only if reasonably requested by the Investment Adviser or

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the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements (or descriptions of those parts of the agreements) that relate to the duty of confidentiality, including a duty not to trade. The Portfolio Manager acknowledges, however, that the Portfolio is only subject to the Selective Disclosure Policy. The Portfolio Manager agrees to provide a certification with respect to compliance with the Selective Disclosure Policy as may be reasonably requested by the Fund from time to time.
     7. Section 2(v) is hereby replaced with the following:
     (v) (i)will monitor class action settlements involving securities held by the Portfolio and request confirmation that Portfolio Manager will be responsible for filing the class action claim forms for foreign class action settlements whereas the Portfolio’s service provider will file on behalf of the Portfolio for domestic class action settlements. Upon request by the Investment Adviser, research and confirm to the Investment Adviser whether the Portfolio held or traded in a particular security, on any particular day or during any particular timeframe within the term of this Agreement, as the Investment Adviser may specify; and Portfolio Manager will provide relevant trade information (for example, a schedule of purchases and sales and/or holdings) for such security. and (ii) will process class action paperwork for any security held within the Segment or Portfolio managed by Portfolio Manager during its management at the direction of the Investment Adviser, as the Investment Adviser may direct from time to time.
     8. Current Section 3 is hereby renumbered to Section 3(a) and the following is hereby added as Section 3(b):
     (b) In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, regulation or regulatory guidance notify the other party of such disclosure as soon as reasonably practicable.

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     9. The clause in Section 14(a) that reads “Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law,” is hereby replaced with the following:
     Except as may be required by other provisions of this Agreement (including under Section 15), the 1940 Act or the rules thereunder or other applicable law....
     10. Further, Section 14 is hereby amended to add the following as Section 14(c):
     (c) Except as may be required by other provisions of this Agreement (including under Section 15), the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.
     11. Section 15(a)(ii) is hereby replaced with the following and current Section 15(a)(ii) is renumbered to 15(a)(iii):
     (ii) are based upon the Portfolio Manager’s breach of any provision of this Agreement, or its breach of any confirmation, representation, warranty or undertaking in this Agreement, or
     12. Section 15(b)(ii) is hereby replaced with the following and current Section 15(b)(ii) is renumbered to 15(b)(iii):
     (ii) are based upon the Investment Adviser’s breach of any provision of this Agreement or its breach of any confirmation, representation, warranty or undertaking in this Agreement, or
     13. In the last paragraph of Section 16, the sentence under (ii) is hereby replaced with the following:
     (ii) the Sections or Paragraphs numbered 2(g) for a period of six years, and 2(m), 2(t), 2(v), 3, 9, 10, 11, 13, 14, 15, 16, 17, 18, 19 and 21 of this Agreement as well as any applicable provision of this Paragraph numbered 16 shall remain in effect.
     14. Section 19 is hereby replaced with the following:
     Notices. All notices, consents, waivers, and other communications (“Communications”) under the Agreement, as amended, shall be in writing and deemed given upon (a) delivery to the applicable party via hand delivery service or a reliable

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nationally recognized overnight delivery service, each of which shall provide evidence of receipt to the applicable parties at the addresses noted below and (b) a copy of the Communications is sent via email to the email addresses noted below.
A.	if to the Portfolio Manager, to:
J.P. Morgan Investment Management Inc.
4 New York Plaza, Floor 10
New York, NY 10004 -2413
Facsimile transmission number: (212) 623-5908
Attention: Scott Moritz
And a copy to Email: scott.g.moritz@JPMorgan.com
B.	if to the Investment Adviser, to:
Pacific Life Fund Advisors LLC
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis
Email: Robin.Yonis@PacificLife.com
Telephone number: 949-219-6767
And a copy email to: LegalNotifications@PacificLife.com
C.	if to the Trust, to:
Pacific Select Fund
c/o Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, CA 92660
Attention: Robin S. Yonis
Email: Robin.Yonis@PacificLife.com
Telephone number: 949-219-6767
And a copy email to: LegalNotifications@PacificLife.com
     15. Section 21(a) is hereby amended by adding the following sentence to the end of the current section:
     The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

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     16. A new Section 21(f) is hereby added as follows after Section 21(e):
     (f) Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.
PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Scott G. Moritz Name: Scott G. Moritz
Title: Vice President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa Name: Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

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Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: April 30, 2013
Portfolio [Segment]: Long/Short Large-Cap
The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on an annual percentage of the average daily net assets of the Segment of the Long/Short Large-Cap Portfolio according to the following schedule: 0.60%
In recognition of the fact that the Portfolio Manager may have an inherent constraint with respect to the amount of money that Portfolio Manager is able to manage in a particular strategy, Portfolio Manager agrees to hold back or reserve total capacity (that is, agrees to accept a certain level of dollars) for the Segment of the Long/Short Large-Cap Portfolio and the strategies employed for the Portfolio and investments as follows:
Total reserved capacity: $750 million (to be determined on a net cash flow basis into the account).
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
Portfolio: International Value
The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the above noted Portfolio based on:
     (a) The annual percentage of the combined average daily net assets of the International Value Portfolio and the PL International Value Fund of Pacific Life Funds according to the following schedule:

Rate%	Break Point (assets)
0.35%	Up to $1 billion
0.30%	From $1 billion to $2 billion; AND
0.25%	On the excess
     (b) The ratio of the International Value’s average daily net assets over the combined assets of the International Value Portfolio and the PL International Value Fund. In recognition of the fact that the Portfolio Manager may have an inherent constraint with respect to the amount of money that Portfolio Manager is able to manage in a particular strategy, Portfolio Manager agrees to hold back or reserve total capacity (that is, agrees to accept a certain level of dollars) for the International Value Portfolio and the PL International Value Fund of Pacific Life

Funds (collectively, the “Fund”) in total and the strategies employed for the Fund and investments as follows:
Total reserved capacity for the Fund: $3.5 billion dollars (to be determined on a net cash flow basis into the account).
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.
Portfolio: Value Advantage Portfolio
     The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services based on:
     (a) The annual percentage of average daily net assets of the Value Advantage Portfolio of Pacific Select Fund according to the following schedule:

Rate%
0.36%
     (b) Multiplied by the ratio of the PSF Value Advantage Portfolio’s average daily net assets over the average daily net assets of the PSF Value Advantage Portfolio.
     If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective. This Exhibit A replaces any prior Exhibit A as of the effective date above.